Knoll 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Reports Highest Quarterly Earnings, Sales and Operating Margins Since 2004 IPO.

Full Year Sales Exceed $1.0 billion. Full Year Adjusted EPS Up 26%.

Company Expands Stock Repurchase Program by $50 million.

EAST GREENVILLE, PA, February 6, 2008 -- Knoll, Inc. (NYSE: KNL) today announced results for the fourth quarter and year ended December 31, 2007. Net sales were $281.8 million for the quarter, an increase of 3.2% from fourth quarter 2006. Operating income was $39.5 million, or 14.0% of net sales, an increase of 11.0% from the fourth quarter 2006, and net income was $20.7 million, an increase of 15.0% over the fourth quarter 2006. Diluted earnings per share were $0.42 for the quarter compared to $0.37 per share in the prior year.

For the full year, net sales were $1.05 billion, an increase of 7.5% over full year 2006. Operating income was $142.2 million, or 13.5% of net sales, an increase of 21.6% over full year 2006, net income was $71.4 million, an increase of 21.8% over full year 2006, and adjusted earnings per share were $1.47 compared to $1.17 per share in the prior year.

"For the 3rd year in a row now Knoll has continued to expand our industry leading operating margins, generate better than industry top-line growth and deliver more than 20% EPS growth for our shareholders," said Andrew Cogan, CEO Knoll, Inc.

"While we are aware that our industry faces headwinds as we head into 2008, we are confident that the strength and diversity of our growth initiatives, the fullness of our new product pipeline and our cost discipline will allow us to continue to generate better than industry top-line performance as we work to achieve our mid-term 15% operating margin goals."

"I want to congratulate and thank our Associates and Dealers on generating another year of industry leading performance. They have once again demonstrated that in the words of our founder Florence Knoll 'Good design is good business'."

Fourth Quarter Results

Fourth quarter 2007 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	12/31/07	12/31/06	Change

Net Sales	$281.8	$273.0	3.2%
Gross Profit	99.0	89.1	11.1%
Operating Expenses	59.5	53.5	11.2%
Operating Income	39.5	35.6	11.0%
Net Income	20.7	18.0	15.0%
Earnings Per Share - Diluted	.42	.37	13.5%
Backlog	190.7	167.7	13.7%

Net sales for the quarter were $281.8 million, an increase of $8.8 million, or 3.2%, over fourth quarter 2006, representing increased volume and price realization from previously implemented price increases. Our Specialty products experienced the strongest growth during the quarter as they also benefited from our fourth quarter acquisition of Edelman Leather.

Backlog of unfilled orders at December 31, 2007 was $190.7 million, an increase of $23.0 million, or 13.7%, versus the prior year.

Gross profit for the fourth quarter 2007 was $99.0 million, an increase of $9.9 million, or 11.1%, over the same period in 2006. Gross margin increased from 32.6% in the fourth quarter of 2006 to 35.1% in spite of the significant appreciation of the Canadian Dollar. The increase from the fourth quarter of 2006 largely resulted from additional volume, better pricing, and moderating inflation. Improved factory performance and global sourcing initiatives also contributed to the increase in gross margin.

Operating expenses for the quarter were $59.5 million, or 21.1% of sales, compared to $53.5 million, or 19.6% of sales, for fourth quarter of 2006. The increase in operating expenses during the fourth quarter of 2007 was in large part due to the inclusion of Edelman Leather and increased investment spending in marketing and product development.

Operating income increased, as a percentage of sales, to 14.0% from 13.0% in the same period in the prior year. Gross margin improvements from a year ago contributed to this increase.

Net income for the fourth quarter 2007 was $20.7 million, or $0.42 diluted earnings per share, as compared to $18.0 million, or $0.37 diluted earnings per share, for the same quarter in 2006. Interest expense decreased $0.9 million due to lower borrowing costs on our credit facility.

Full Year Results

2007 financial results highlights follow:

Dollars in Millions Except Per Share Data	Twelve Months Ended		Percent
	12/31/07	12/31/06	Change

Net Sales	$1,055.8	$982.2	7.5%
Gross Profit	365.1	319.0	14.5%
Operating Expenses	222.9	202.1	10.3%
Operating Income	142.2	116.9	21.6%
Net Income	71.4	58.6	21.8%
Earnings Per Share - Diluted	1.45	1.14	27.2%
Adjusted Earnings Per Share - Diluted	1.47	1.17	25.6%
Backlog	190.7	167.7	13.7%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Adjusted Earnings Per Share to Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

For the year, net sales totaled $1.05 billion an increase of $73.6 million, or 7.5%, from 2006 net sales of $982.2 million. The increase was attributable to additional revenues realized from price increases as well as higher volumes across all our product categories. Our Specialty businesses followed by International expansion and complimentary seating and storage products experienced the strongest growth in the year.

Gross margins increased to 34.6% in 2007 compared to 32.5% in 2006. Additional volume, better pricing, and moderating inflation led to the increase. Improved factory performance and global sourcing initiatives also contributed to the increase. The increase in gross margin came in spite of the further appreciation in the Canadian Dollar.

Operating expenses for 2007 were $222.9 million, or 21.1% of sales, compared to $202.1 million, or 20.6% of sales, for 2006. Increased investment spending on growth initiatives relating to new products and international expansion drove the increase along with increased incentive payments as a result of the higher sales and profits. The acquisition of Edelman Leather also impacted operating expense levels.

We generated 2007 net income of $71.4 million, or $1.47 adjusted earnings per share, compared to $58.6 million, or $1.17 adjusted earnings per share, in 2006. Net income in 2007 includes the write-off of deferred financing fees totaling $0.7 million after tax as we implemented the refinancing of our old credit facility with a new $500 million revolving credit facility on June 29, 2007.

Other income/expense in 2007 included an approximate $4.2 million loss due to foreign currency translation and $1.2 million loss related to the write off of deferred financing fees. Other income/expense in 2006 included an approximate $563 thousand gain due to our foreign currency translation, a $703 thousand loss on interest rate derivatives, and $881 thousand gain in other miscellaneous income.

Annual cash generated from operations in 2007 was $102.2 million, compared to $77.5 million the year before. Capital expenditures in 2007 totaled $16.3 million compared to $13.4 million for 2006. Investing activities in 2007 also included $70.8 million for the acquisition of Edelman Leather. In addition, the Company repurchased approximately 2.3 million shares of its stock for $48.1 million during the year. Also during the year the Company had net borrowings of $18.2 million primarily to finance the purchase of Edelman Leather and repurchase shares. The Company also paid dividends of $21.7 million, $0.11 per share for the first three quarters of 2007, increasing to $0.12 per share in the fourth quarter of 2007.

Barry L. McCabe, Chief Financial Officer said, "During the quarter we were able to close the acquisition of Edelman Leather, increase our quarterly dividend and take advantage of our current stock price by repurchasing 1.1 million shares for a total repurchase of 2.261 million shares for the year. With our expanded bank facility, lowered leverage ratio and reduced borrowing costs, Knoll enters 2008 in the strongest financial position since our 2004 IPO and we are well positioned to take advantage of opportunities to continue to reduce our shares outstanding. Accordingly, we are pleased to announce the expansion of our share repurchase program by $50 million."

Expanded $50 million Stock Repurchase Program

On February 4, 2008, the Knoll Board of Directors approved a $50.0 million expansion of the Company's previously announced stock repurchase program. The expanded repurchase program does not require the purchase of any minimum number of shares, but sets a limit on the total amount spent on repurchases. Before this expansion, the Company had approximately $17.0 million remaining under its $50.0 million stock repurchase program announced in February 2006. Purchases under the repurchase program may be made from time to time in the open market, through privately negotiated transactions, or otherwise, and will depend on market conditions and applicable securities laws.

First Quarter 2008 Outlook

The Company stated that it expects first quarter 2008 revenue to be in the $258-265 million range, an increase of 4.1%-6.9% from the first quarter of 2007. Earnings per share estimates are between $0.32 and $0.34.

The Company added that on February 4, 2008, its Board of Directors declared a quarterly cash dividend of $0.12 per share payable on March 31, 2008, to stockholders of record on March 14, 2008.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that we believe to be infrequent or not indicative of our operating performance. For the periods in this release such items consist of expenses associated with our secondary public offerings and the write-off of deferred financing fees. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Twelve Months Ended December 31,
	2007	2006

Earnings per Share - Diluted	$1.45	$1.14
Add back:
Public offering expenses	-	0.03
Write-off of deferred financing fees	0.02
Total Adjustments	0.02	0.03

Adjusted Earnings per Share - Diluted	$1.47	$1.17

Conference Call Information

Knoll will host a conference call on Thursday, February 7, 2008 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 591-6945

International 617 614-4911

Passcode 99910740

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through February 14 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 82134314).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED(R)) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX(R)) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$281,816	$272,967	$1,055,814	$982,152
Cost of sales	182,857	183,888	690,689	663,115

Gross profit	98,959	89,079	365,125	319,037
Selling, general, and administrative expenses	59,468	53,470	222,937	202,097

Operating income	39,491	35,609	142,188	116,940
Interest expense	6,014	6,938	24,598	23,717
Other (expense) income, net	(744)	288	(4,651)	741

Income before income tax expense	32,733	28,959	112,939	93,964
Income tax expense	12,045	10,970	41,496	35,331

Net income	$20,688	$17,989	$71,443	$58,633

Earnings per share:
Basic	$.43	$.38	$1.48	$1.18
Diluted	$.42	$.37	$1.45	$1.14
Weighted-average shares outstanding:
Basic	48,207,075	47,224,728	48,239,189	49,606,677
Diluted	48,775,509	48,848,124	49,248,902	51,238,088

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,975	$16,038
Customer receivables, net	137,001	132,970
Inventories	92,087	75,930
Prepaid and other current assets	16,382	23,446

Total current assets	263,445	248,384
Property, plant, and equipment, net	143,643	137,729
Intangible assets, net	302,367	238,291
Other noncurrent assets	7,987	7,733

Total Assets	$717,442	$632,137

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$136	$2,996
Accounts payable	83,107	72,567
Other current liabilities	93,748	95,651

Total current liabilities	176,991	171,214
Long-term debt	368,440	347,320
Other noncurrent liabilities	97,290	109,219

Total liabilities	642,721	627,753

Stockholders' equity	74,721	4,384

Total Liabilities and Stockholders' Equity	$717,442	$632,137

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2007	2006
	(Unaudited)

Net income	$71,443	$58,633

Cash Flows provided by Operating Activities	102,155	77,528

Cash Flows used in Investing Activities	(86,910)	(16,578)

Cash Flows used in Financing Activities	(16,675)	(56,414)

Effect of exchange rate changes on cash and cash equivalents	3,367	807

Increase in cash and cash equivalents	1,937	5,343

Cash and cash equivalents at beginning of period	16,038	10,695

Cash and cash equivalents at end of period	$17,975	$16,038